Exhibit 1

                            Certificate of Amendment
                       (PURSUANT TO NRS 78.385 and 78.390)

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                               Remit in Duplicate

1. Name of corporation: XDogs, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article Fourth:

The total number of shares the company is authorized to issue is one million (1,000,000) Preferred Stock, $.10 par value per share and two hundred million (200,000,000) Common Stock, $.001 par value per share, each to have such classes, series and preferences as the Board of Directors may determine from time to time.

Any and all shares issued by the Corporation will be issued in registered form, as may be directed by the Board of Directors from time to time, and the fixed consideration for which has been paid and delivered shall be deemed fully paid and not liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

There shall be no preemptive rights in connection with the acquisition of any capital stock of the Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 12,129,454

4. Officer Signature (Required):

/s/  Kent A. Rodriguez
----------------------------------
     Kent A. Rodriguez, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.